Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
December 5, 2023	Media: Meredith Sobieck, 763-353-1498
Meredith_A_Sobieck@graco.com

Graco Announces Dale D. Johnson’s Intention to Retire, and Names David J. Thompson as President, Worldwide Contractor Equipment Division

MINNEAPOLIS (December 5, 2023) – Graco Inc. (NYSE:GGG) announced today that Dale D. Johnson has informed the company of his intention to retire in the first quarter of 2025, and that in anticipation of Mr. Johnson’s retirement David J. Thompson will succeed him as President, Worldwide Contractor Equipment Division, effective January 1, 2024. Beginning on that date, Mr. Johnson will assume the role of Chief Commercial Development Officer, in which capacity he will support the Contractor Equipment Division leadership transition to Mr. Thompson, as well as facilitate various commercial and cross-divisional initiatives.

“Throughout his tenure spanning almost five decades at Graco, Dale has demonstrated exceptional leadership and an unrelenting competitive spirit,” said Graco’s President and Chief Executive Officer, Mark W. Sheahan. “Under his leadership, the Contractor Equipment Division has experienced extraordinary growth, evolving into a more than one billion-dollar business propelled by pioneering new product introductions, the establishment of a thriving home center segment, penetration into new markets and an unwavering commitment to excellence in both quality and customer service. Dale’s pivotal role in shaping Graco’s history is undeniable. It has been my distinct pleasure to witness his numerous achievements and tremendous contributions over the years in helping to make Graco the world-class organization it is today.”

Mr. Thompson is currently Vice President of Engineering, Contractor Equipment Division, a role he has held since 2021. He joined Graco as an engineer in 1988 and has held a series of positions of increasing responsibility within the Contractor Equipment Division throughout his career, including Engineering Manager, Senior Engineering Manager and Director of Engineering.

“Dave is held in high regard across our Contractor Equipment Division and throughout Graco. His central role in addressing the global needs of contractors is a testament to his innovative approach in leading the development of key new products in the division for the last two decades,” stated Mr. Sheahan. “With a comprehensive grasp of our contractor business, including its talented employees, collaborative partners, end-user dynamics, market landscapes, and product portfolio, Dave’s seamless transition into leading the division is something that I am excited about. I am confident in Dave’s ability to continue the division’s growth trajectory and uphold the remarkable results we have achieved over the years.”

Mr. Thompson holds Associates degrees in mechanical engineering and engineering drafting and design from Anoka-Ramsey Community College and Anoka Technical College, respectively, as well as a Bachelors of Business Administration from Capella University.

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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